Exhibit 99.4

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below for ACNB Corporation (“ACNB”) and Frederick County Bancorp, Inc. (“FCBI”) are comparative historical and unaudited pro forma equivalent per share financial data for the year ended December 31, 2018, and as of and for the nine months ended September 30, 2019.  The information presented below should be read together with the historical consolidated financial statements of ACNB and FCBI, including the related notes.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2018 or September 30, 2019 in the case of the book value data, and as if the merger had been effective as of January 1, 2018 in the case of the earnings per share and the cash dividends data.  The unaudited pro forma data combines the historical results of FCBI into ACNB’s consolidated financial statements.  While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2018.

The FCBI pro forma equivalent per share amounts are calculated by multiplying the ACNB pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 0.9900 so that the per share amounts equate to the respective values for one share of FCBI common stock. The unaudited pro forma ACNB per share equivalents are calculated by combining the ACNB historical share amounts with pro forma amounts from FCBI, assuming the exchange ratio of 0.9900.

The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes

Unaudited Pro Forma Per Share Data For The Nine Months Ended September 30, 2019 ($ in Thous ands , Except Per Share Data) Pro Forma Combine d (1)(2)(3) Pro Forma Equivale nt FCB I Share (4) ACNB His torical FCB I His torical For The Nine Months Ended September 30, 2019: Earnings per s hare Net income per share (Basic) Net income per share (Diluted) $ 2.64 2.64 $ 0.99 0.97 $ 2.57 2.57 $ 2.54 2.54 Cas h Dividends Per Share $ 0.73 $ 0.24 $ 0.73 $ 0.72 Book Value per common s hare as of September 30, 2019 $ 26.30 $ 23.57 $ 27.64 $ 27.36 Tangible Book Value per common s hare as of September 30, 2019 $ 22.89 $ 23.57 $ 21.83 $ 21.61 Unaudited Pro Forma Per Share Data For The Twelve Months Ended December 31, 2018 ($ in Thous ands , Except Per Share Data) Pro Forma Combine d (1)(2)(3) Pro Forma Equivale nt FCB I Share (4) ACNB His torical FCB I His torical Earnings per s hare: For the year ended December 31, 2018 Net income per share (Basic) Net income per share (Diluted) $ $ 3.09 3.09 $ $ 1.95 1.88 $ $ 3.07 3.07 $ $ 3.04 3.04 Cas h Dividends Per Share $ 0.89 $ 0.34 $ 0.89 $ 0.88 Book Value per common s hare as of December 31, 2018 $ 23.86 $ 23.06 $ 25.82 $ 25.57 Tangible Book Value per common s hare as of December 31, 2018 $ 20.46 $ 23.06 $ 19.25 $ 19.05 (1) The pro forma combined basic earnings and diluted earnings per share of ACNB common stock is based on the pro forma combined net income for ACNB and FCBI divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of FCBI and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. (2) The pro forma earnings does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. ACNB and FCBI currently anticipates potential annual pre-tax cost savings following the merger will be approximately $4.7 million, with 65% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. (3) The pro forma combined book value and tangible book value per share data does include the impact of merger-related expenses. Such expenses are currently estimated to consist of FCBI after-tax charges currently of $830 thousand and ACNB after-tax estimated charges of $4.4 million. The pro forma combined book value and tangible book value per share of ACNB common stock is based on the pro forma combined common stockholders’ equity o f ACNB and FCBI divided by total pro forma common shares of the combined entity. The 2019 income statement includes an adjustment to exclude period merger related expenses for both ACNB and FCBI. (4) Pro forma equivalent FCBI per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.9900 in accordance with the reorganization agreement. 2 | P a g e

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical statements of ACNB and FCBI, after giving effect to the merger and adjustments described in the accompanying footnotes. The acquisition by ACNB of FCBI has been accounted for under the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method, FCBI’s assets and liabilities as of the date of the acquisition have been recorded at their respective fair values and added to those of ACNB. Any differences between the purchase price for FCBI and the fair value of the identifiable net assets acquired have been recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by ACNB in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of ACNB issued after the acquisition will reflect the results attributable to the acquired operations of FCBI beginning on the date of completion of the acquisition. The merger has been effected by the issuance of shares of ACNB common stock and cash to FCBI shareholders.

The unaudited pro forma combined financial information provides each share of FCBI common stock was exchanged for 0.990 shares of ACNB common stock (and cash in lieu of fractional shares).  The shares of ACNB common stock issued illustrated in this pro forma were assumed to be recorded at $36.34 per share, the closing sale price of ACNB common stock on January 10, 2020.  Former FCBI shareholders own approximately 18.36% of the voting stock of the combined company after the merger.  Outstanding FCBI stock options will be redeemed for cash in an amount equal to the number of shares of FCBI common stock subject to the FCBI stock options multiplied by the excess, if any, of the product of the 20 day average of ACNB’s closing price, immediately preceding the determination date of January 3, 2020, by the exchange ratio less the option strike price.  For this pro forma it was assumed that the 20-day trading average ACNB stock price would equal  $36.43.  At January 10, 2020 there were 4,800 options outstanding at an average strike price of $16.20. A cash outlay of $95 thousand was assumed in this pro forma analysis.

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2019 and unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 combine the historical financial statements of ACNB and FCBI. The unaudited pro forma financial statements give effect to the merger as if it occurred on September 30, 2019 with respect to the balance sheet, and on January 1, 2019 and January 1, 2018 with respect to the statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. The unaudited pro forma financial statements were prepared with ACNB treated as the acquirer and FCBI as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by ACNB to complete the merger will be allocated to FCBI’s assets and liabilities based upon their fair values as of the date of completion of the merger. The recorded fair value adjustments made to the acquired assets and liabilities of FCBI are considered preliminary at this time and are subject to change as ACNB finalizes its fair value determinations. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, include a closing share price of $36.34, which represents the closing price of ACNB’s common stock on January 10, 2020.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to ACNB’s financial statement presentation.

ACNB anticipates that the merger with FCBI will provide the combined company with financial benefits that include increased operating efficiencies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected increased operating efficiencies or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of ACNB and FCBI which are incorporated in this document by reference.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of ACNB common stock or the actual or future results of operations of ACNB for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2019 ($ In Thous ands , Exce pt Pe r Share Data) ACNB B ancorp, Inc. Fre de rick County B ancorp, Inc. Pro Forma Adjus tme nts Pro Forma Combine d ASSETS Cash and due from banks Interest bearing deposits with banks Total Cash and Cash equivalents $ 22,999 94,716 $ 2,619 56,901 $ (101) (1) - $ 25,517 151,617 117,715 59,520 (101) 177,134 Equity securities with readily determinable fair values Debt securities available for sale Securities held to maturity Loans held for sale Loans Allowance for loan losses Loans, net of allowance for loan losses Premises and equipment Right of use asset Restricted investment in bank stocks Investment in bank-owned life insurance Investments in low-income housing partnerships Goodwill Intangible assets Other assets Total As s e ts 2,032 184,678 22,443 3,010 1,288,285 13,924 - 23,518 - 1,493 345,045 3,395 - - - - 2,032 208,196 22,443 4,503 1,623,153 13,924 (4) (10,177) (5) (3,395) (6) 1,274,361 341,650 (6,782) 1,609,229 25,411 3,662 3,905 50,372 1,597 19,580 4,580 22,503 8,981 2,706 1,992 10,830 - - - 2,003 241 (9) - - - - 22,630 (1) 3,572 (3) 1,986 (12) 34,633 6,368 5,897 61,202 1,597 42,210 8,152 26,492 $ 1,735,849 $ 452,693 $ 21,546 $ 2,210,088 LIAB ILITIES AND STOCKHOLDERS' EQUITY LIAB ILITIES Deposits: Non-interest bearing Interest bearing Total Deposits $ 322,594 1,095,016 $ 106,549 274,665 $ - 255 (7) $ 429,143 1,369,936 1,417,610 381,214 255 1,799,079 Short-term borrowings Long-term borrowings Lease liability Other liabilities Total Liabilitie s STOCKHOLDERS' EQUITY 41,509 72,068 3,662 14,926 3,450 26,186 2,799 1,207 - (854) (10) - 6,555 (8)(11) 44,959 97,400 6,461 22,688 1,549,775 414,856 5,956 1,970,587 Preferred stock, $2.50 par value; 20,000,000 shares authorized Common stock Treasury stock Additional paid-in capital Retained earnings Accumulated other comprehensive loss - 17,843 (728) 39,418 135,351 (5,810) - 16 3,960 (1)(2) - 37,067 (2) (25,328) (2)(8) (109) (2) 21,819 (728) 93,242 130,978 (5,810) - 16,757 20,955 109 Total Stockholde rs ' Equity Total Liabilitie s and Stockholde rs ' Equity 186,074 37,837 15,590 239,501 $ 1,735,849 $ 452,693 $ 21,546 $ 2,210,088 Pe r Share Data Common Shares Outstanding Book Value per Share Tangible Book Value per Share 7,074,539 26.30 22.89 1,605,364 23.57 23.57 (14,817) (1) 8,665,086 27.64 21.83 $ $ $ $ $ $ 5 | P a g e

Unaudited Pro Forma Combined Statement of Operations for nine months ended September 30, 2019

($ In Thousands, Except Per Share Data)

	ACNB Bancorp, Inc.	Frederick County Bancorp, Inc.	Pro Forma Adjustments	Pro Forma Combined
INTEREST AND DIVIDEND INCOME				
Loans, including fees	$ 47,763	$ 12,130	$ 2,076 (5)	$ 61,969
Securities	3,444	559	(23) (4)	3,980
Other	830	714	-	1,544
Total Interest Income	52,037	13,403	2,053	67,493
INTEREST EXPENSE				
Deposits	5,814	2,416	(108) (7)	8,122
Short-term borrowings	73	138	-	211
Long-term borrowings	1,470	542	25 (10)	2,037
Total Interest Expense	7,357	3,096	(83)	10,370
Net Interest Income	44,680	10,307	2,136	57,123
PROVISION FOR LOAN LOSSES	425	-	-	425
Net Interest Income after Provision for Loan Losses	44,255	10,307	2,136	56,698
OTHER INCOME				
Service charges on deposit accounts	2,901	251	-	3,152
Income from fiduciary, investment management and brokerage activitie	1,841	-	-	1,841
Earnings on investment in bank-owned life insurance	869	202	-	1,071
Net gains (losses) on equity securities	193	78	-	271
Service charges on ATM and debit card transactions	1,825	316	-	2,141
Commissions from insurance sales	4,997	-	-	4,997
Other	1,075	610	-	1,685
Total Other Income	13,701	1,457	-	15,158
OTHER EXPENSES				
Salaries and employee benefits	21,494	5,491	-	26,985
Net occupancy	2,336	689	(30) (9)	2,995
Equipment	3,487	707	-	4,194
Other tax	805	2	-	807
Professional services	746	241	-	987
Supplies and postage	547	63	-	610
Marketing and corporate relations	442	238	-	680
FDIC and regulatory	382	127	-	509
Merger related expenses	516	354	(870) (8)	-
Intangible assets amortization	467	-	487 (3)	954
Foreclosed real estate (income) expenses	(10)	160	-	150
Other operating	3,708	1,529	-	5,237
Total Other Expenses	34,920	9,601	(413)	44,108
Income before Income Taxes	23,036	2,163	2,549	27,748
PROVISION FOR INCOME TAXES	4,396	622	592 (12)	5,610
Net income	$ 18,640	$ 1,541	$ 1,957	$ 22,138
Earnings per common share:				
Basic	$ 2.64	$ 0.99		$ 2.57
Diluted	$ 2.64	$ 0.97		$ 2.57
Weighted average common shares outstanding:				
Basic	7,056,854	1,561,850	433 (1)	8,619,137
Diluted	7,056,854	1,591,339	(29,056) (1)	8,619,137

6 | Page

Unaudited Pro Forma Combined Statement of Operations for twelve months ended December 31, 2018
($ In Thousands, Except Per Share Data)

	ACNB Bancorp, Inc.	Frederick County Bancorp, Inc.	Pro Forma Adjustments	Pro Forma Combined
INTEREST AND DIVIDEND INCOME				
Loans, including fees	$ 59,593	$ 15,438	$ 2,768 (5)	$ 77,799
Securities	4,253	735	(30) (4)	4,958
Other	648	858	-	1,506
Total Interest Income	64,494	17,031	2,738	84,263
INTEREST EXPENSE				
Deposits	5,253	1,864	(145) (7)	6,972
Short-term borrowings	59	678	-	737
Long-term borrowings	2,087	237	34 (10)	2,358
Total Interest Expense	7,399	2,779	(111)	10,067
Net Interest Income	57,095	14,252	2,849	74,196
PROVISION FOR LOAN LOSSES	1,620	(442)	-	1,178
Net Interest Income after Provision for Loan Losses	55,475	14,694	2,849	73,018
OTHER INCOME				
Service charges on deposit accounts	3,350	413	-	3,763
Income from fiduciary, investment management and brokerage activitie	2,364	-	-	2,364
Earnings on investment in bank-owned life insurance	1,068	226	-	1,294
Gain on life insurance proceeds	52	-	-	52
Net gains on sales or calls of securities	85	(9)	-	76
Net gains (losses) on equity securities	(296)	2	-	(294)
Service charges on ATM and debit card transactions	2,375	362	-	2,737
Commissions from insurance sales	5,550	-	-	5,550
Other	1,400	592	-	1,992
Total Other Income	15,948	1,586	-	17,534
OTHER EXPENSES				
Salaries and employee benefits	26,734	7,119	-	33,853
Net occupancy	2,971	1,424	(40) (9)	4,355
Equipment	4,959	417	-	5,376
Other tax	902	-	-	902
Professional services	1,468	213	-	1,681
Supplies and postage	766	89	-	855
Marketing and corporate relations	565	375	-	940
FDIC and regulatory	688	174	-	862
Intangible assets amortization	745	-	649 (3)	1,394
Foreclosed real estate expenses	129	-	-	129
Other operating	4,776	2,467	-	7,243
Total Other Expenses	44,703	12,278	609	57,590
Income before Income Taxes	26,720	4,002	2,239	32,961
PROVISION FOR INCOME TAXES	4,972	1,041	523 (12)	6,536
Net income	$ 21,748	$ 2,961	$ 1,716	$ 26,425
Earnings per common share:				
Basic	$ 3.09	$ 1.95		$ 3.07
Diluted	$ 3.09	$ 1.88		$ 3.07
Weighted average common shares outstanding:				
Basic	7,035,818	1,520,817	41,466 (1)	8,598,101
Diluted	7,035,818	1,574,817	(12,534) (1)	8,598,101

7 | Page

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)         The acquisition will be effected by the issuance of shares of ACNB common stock to FCBI’s shareholders. The pro forma information is based upon the assumption that the total number of shares of FCBI common stock outstanding immediately prior to the completion of the merger will be 1,605,364, the number of shares outstanding as of September 30, 2019.  Pursuant to the terms of the reorganization agreement, shareholders of FCBI will receive 0.9900 shares of ACNB common stock for each share of FCBI stock they own.  The pro forma calculations, shown below, include a closing share price of $36.34, which represents the closing price of ACNB’s common stock on January 10, 2020.

Outstanding FCBI stock options will be redeemed for cash in an amount equal to the number of shares of FCBI common stock subject to the FCBI stock options multiplied by the excess, if any, of the product of the 20 day average  of ACNB’s closing price, immediately preceding the determination date of January 3, 2020, by the exchange ratio less the option strike price.  For this pro forma it was assumed that the 20-day trading average ACNB stock price would equal $36.43.  At January 10, 2020 there were 4,800 options outstanding at an average strike price of $16.20, a cash outlay of $95 thousand was assumed in this pro forma analysis.

The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of FCBI at their fair values and represents management’s best estimate based upon the information available at this time. The recorded fair value adjustments made to the acquired assets and liabilities of FCBI are considered preliminary at this time and are subject to change as ACNB finalizes its fair value determinations. The unaudited pro forma combined financial statements for the acquisition are included only as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The total estimated purchase price for the purpose of this pro forma financial information is $57.9 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Re sulting from M e rge r Se pte mbe r 30, 2019 ($ In Thous ands , Exce pt Pe r Share Data) Purchas e Price Cons ideration in Common Stock FCBI common s hares s ettled for s tock Exchange Ratio ACNB s hares to be is s ued Value as s igned to ACNB common s hare (1/10/2020 clos ing price) Purchas e price as s igned to FCBI common s hares exchanged for ACNB s tock Purchas e Price Cons ideration - Cas h for Outs tanding Options FCBI options outs tanding Average s trike price Options s ettlement price In-the-money value for FCBI options cas hed out Purchas e price as s igned to FCBI options s ettled for cas h Purchas e Price Cons ideration - Cas h in Lieu of Fractional Shares Total purchas e price Net As s ets Acquired: FCBI s tockholders ’ equity Es timated adjus tments to reflect as s ets acquired at fair value: Loan - ASC 310-20 interes t rate fair value Loan - ASC 310-20 general credit fair value Loan - ASC 310-30 acquired with deteriorated credit quality FAS 91 fees Allowance for loan los s es Core depos it intangible Premis es Leas ehold improvements & leas e contracts Deferred tax as s ets Es timated adjus tments to reflect liabilities acquired at fair value: Time depos its Trus t preferred s ecurities Seller trans action merger liabilities accrued at clos ing Net as s ets acquired Goodwill res ulting from merger Reconcilement of Pro Forma S hares Ous tanding FCBI s hares outs tanding Exchange ratio ACNB s hares to be is s ued to FCBI ACNB s hares outs tanding Pro Forma ACNB s hares ous tanding Percentage owners hip for ACNB Percentage owners hip for FCBI 1,605,364 0.9900 1,590,547 7,074,539 8,665,086 81.64% 18.36% (2) Balance sheet adjustment to reflect the issuance of shares of ACNB common stock with a $2.50 par value in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of FCBI historical equity accounts (common stock, accumulated other comprehensive loss, and undivided profits) into surplus and adjustment for goodwill created in the transaction. 9 | P a g e Se pte mbe r 30, 2019 1,605,364 0.9900 1,590,547 $ 36.34 4,800 $ 16.20 $ 36.43 $ 20.23 $ 37,837 (2,632) (5,326) (1,702) (517) 3,395 3,572 241 35 749 (255) 854 (980) $ 57,800 $ 95 6 57,901 35,271 $ 22,630

(3)         Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $3.6 million for acquired core deposit intangible asset and the related amortization adjustment based upon an expected life of 10 years. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax expense by $649 thousand in the first year following consummation.

(4)         Securities available-for-sale were recorded at fair value at September 30, 2019 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life.  This investment adjustment is expected to decrease pro forma pre-tax interest income by $30 thousand in the first year following consummation.

(5)         Balance sheet adjustment includes fair value discount of $2.6 million based on current discount rates of similar loans, $5.3 million fair value general credit risk loan discount, $1.7 million ASC 310-30 fair value specific credit discount and $517 thousand ASC 310-20 loan fee reversal. The interest rate and general credit adjustments and the ASC 310-30 accretable yield will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $2.8 million in the first year following consummation.   No pro forma earnings impact was assumed from the ASC 310-20 loan fee reversals.

(6)         Balance sheet adjustment for the reversal of the FCBI allowance for loan losses in accordance with acquisition method of accounting for the acquisition.

(7)         Balance sheet and income statement adjustments to reflect a fair value premium of $229 thousand for FCBI’s certificates of deposit, a $24 thousand fair value premium for brokered deposits and a $2 thousand fair value premium for CDARs.  These adjustments will be recognized using an amortization method based upon the maturities of the deposit liabilities. These adjustments are expected to decrease pro forma pre-tax interest expense by $145 thousand in the first year following consummation.

(8)         Balance sheet adjustment to reflect the accrual of unrecognized one-time merger-related charges for ACNB and FCBI: (a) FCBI pre-tax charges are estimated at $980 thousand ($830 thousand after-tax) and are included as a pro forma fair value liability accrual, and (b) ACNB pre-tax charges are estimated at $5.6 million ($4.4 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings.  The 2019 income statement includes an adjustment to exclude period merger related expenses for both ACNB and FCBI.  It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.  ACNB and FCBI currently anticipates potential annual pre-tax cost savings following the merger will be approximately $4.7 million, with 65% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

(9)         Balance sheet adjustment to reflect a $241 thousand fair value discount in bank premises amortized over the estimated life of 40 years. These adjustments are expected to decrease pro forma expense by $12 thousand in the first year following consummation.

(10) Balance sheet adjustment to reflect a $854 thousand fair value discount for trust preferred securities. This adjustment will be recognized using an amortization method based upon the term of the trust preferred securities. These adjustments are expected to decrease pro forma pre-tax interest expense by $34 thousand in the first year following consummation.

(11) Balance sheet adjustment to reflect a $35 thousand fair value adjustment for facility lease contracts.  This adjustment will be recognized using a straight-line method of amortization based upon the remaining term of the lease. These adjustments are expected to increase pro forma occupancy expense by $27 thousand in the first year following consummation.

(12) Balance sheet and income statement adjustment to reflect an effective tax rate of 23.34%.